Exhibit 99.1
San Juan Basin Royalty Trust
Compass Bank, Trustee
2525 Ridgmar Boulevard, Suite 100
Fort Worth, Texas 76116
News Release
San Juan Basin Royalty Trust
Declares Monthly Cash Distribution
     FORT WORTH, Texas, July 21, 2006 — Compass Bank, as Trustee of the San Juan Basin Royalty Trust (NYSE:SJT), today declared a monthly cash distribution to the holders of its units of beneficial interest of $10,348,217.69 or $0.222023 per unit, based principally upon production during the month of May 2006. The distribution is payable August 14, 2006, to unit holders of record as of July 31, 2006.
     Gas production for the properties from which the royalty was carved (the “Underlying Properties”) totaled approximately 3,254,386 Mcf (3,471,643 MMBtu). Dividing revenues by production volume yielded an average gas price for May 2006 of $5.71 per Mcf ($5.36 per MMBtu) as compared to $5.63 per Mcf ($5.24 per MMBtu) for April 2006. The average gas price may vary significantly from the posted index price for the San Juan Basin. The index price is a gross sales price, and the revenues used in the calculation of average gas prices are net of transportation, processing and gathering costs. Furthermore, the distribution to the Trust in any given month may include significant volume adjustments for sales in prior months that reflect pricing for those prior months. Capital costs for the month were $2,679,713. Lease operating expense was $2,625,686 and taxes were $1,940,135.
     This month’s distribution includes certain arbitration award amounts and interest thereon in the aggregate amount of $1,534,182. The payment represents a portion of the arbitration award issued November 11, 2005, in favor of the Trust in the aggregate amount of $7,683,699 in arbitration styled San Juan Basin Royalty Trust vs. Burlington Resources Oil & Gas Company LP. The purpose of the arbitration was to resolve certain joint interest audit issues.

Contact:	San Juan Basin Royalty Trust Lee Ann Anderson, Vice President and Senior Trust Officer Kaye Wilke, Investor Relations, toll-free: (866) 809-4553 Fax: (817) 735-0936 Website: www.sjbrt.com